UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2588496
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 8-A is filed by Iteris, Inc. (the “Company”) to reflect the expiration of the Company’s preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on February 5, 2016.

Item 1.  Description of Registrant’s Securities to be Registered.

Effective as of September 28, 2018, the Company entered into Amendment No. 2 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of August 20, 2009, by and between the Company and Computershare Trust Company, N.A., as rights agent.  The Amendment accelerated the expiration of the Rights (as defined in the Rights Agreement) from 5:00 p.m., New York City time, on August 20, 2019 to 5:00 p.m., New York City time, on September 28, 2018, and had the effect of terminating the Rights Agreement at that time.  At such time, all of the Rights distributed to the holders of the Company’s common stock pursuant to the Rights Agreement expired.

In connection with expiration of the Rights Agreement, on September 28, 2018 the Company filed a Certificate of Elimination (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the Delaware General Corporation Law, to eliminate the one hundred thousand (100,000) shares of authorized shares of preferred stock of the Company that were designated as Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), by a Certificate of Designation (the “Series A Certificate of Designation”) filed with the Office of the Secretary of State of the State of Delaware on August 21, 2009, which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock.  As a result of the filing of the Certificate of Elimination, all one hundred thousand (100,000) shares of Series A Preferred Stock resumed the status of authorized and undesignated shares of preferred stock, par value $1.00 per share, of the Company.

The foregoing summary of the Certificate of Elimination and Amendment is qualified in its entirety by reference to the Certificate of Elimination and Amendment attached hereto as Exhibits 3.1 and 4.2, respectively, and incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.	Description of Exhibit

3.1

Certificate of Elimination of the Series A Junior Participating Preferred Stock of Iteris, Inc., dated September 28, 2018 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Iteris, Inc. on October 2, 2018).

4.1

Rights Agreement, dated August 20, 2009, between Iteris, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 21, 2009).

4.2

Amendment No. 1 to Rights Agreement, dated as of August 8, 2012, by and between Iteris, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2012).

4.3

Amendment No. 2 to Rights Agreement, dated as of September 28, 2018, by and between Iteris, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 28, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: October 4, 2018	ITERIS, INC.

	By:	/s/ ANDREW C. SCHMIDT
	Name:	Andrew C. Schmidt
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1

Certificate of Elimination of the Series A Junior Participating Preferred Stock of Iteris, Inc., dated September 28, 2018 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Iteris, Inc. on October 2, 2018).

4.1

Rights Agreement, dated August 20, 2009, between Iteris, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 21, 2009).

4.2

Amendment No. 1 to Rights Agreement, dated as of August 8, 2012, by and between Iteris, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on August 10, 2012).

4.3

Amendment No. 2 to Rights Agreement, dated as of September 28, 2018, by and between Iteris, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 28, 2018).